Exhibit 99.1

Q4-03 Earnings call

Marwan Kubursi, Chief Financial Officer—Introduction

Thank you operator.

I’d like to welcome everyone to SMTC’s fourth quarter earnings call. With me today are John Caldwell, President and CEO and Phil Woodard, the Chief Operating Officer. For those who may not have seen the press release John was appointed the chair of the board effective today.

Before I turn the call over to John, I’ll preface the discussion with the following remarks:

This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The company cautions that actual performance will be affected by a number of factors, many of which are beyond the company’s control, and that future events and results may vary substantially from what the company currently foresees. Discussion of the various factors that may affect future results is contained in the company’s recent filings with the Securities and Exchange Commission and SEDAR.

Q4-03 Earnings call

I’ll now turn the call over to John for his opening remarks.

John Caldwell, Chairman, President and Chief Executive Officer

On our earnings call for the third quarter we discussed how our markets were stabilizing, the successful completion of our operational restructuring and our priority to refinance our burdensome debt structure as part of our broader turnaround plan for SMTC.

In today’s call we will discuss our fourth quarter results and provide some colour on our performance. Secondly, we will preview with you our recently announced financing. Finally, we will provide you with the status of our turnaround plan. Before turning the call back to Marwan Kubursi, let me say at the outset that our fourth quarter results although far from satisfactory, met our expectations. As we stated in the press release, our margins were adversely impacted by vendor constraints arising from our debt position.

Let me now ask Marwan to discuss our results in more detail.

Marwan Kubursi

Thanks John,

Q4-03 Earnings call

The comparative numbers from previous quarters that I will be referencing have been adjusted to reflect the categorization of Appleton Manufacturing as discontinued operations.

Revenue for the quarter was $76.9 million versus third quarter 2003’s revenue of $77.0 million and $109.1 million for the fourth quarter of last year. Gross profit was $5.8 million in the quarter compared to $8.1 million last quarter and $8.4 million in the fourth quarter of last year. This translated to a gross margin of 7.5% versus a gross margin of 10.6% in the third quarter and 7.7%in the fourth quarter of last year. The sequential decline in margin percentage from last quarter was reflective of the issues we have had driven by our liquidity situation. Prior to amending our facility in November, a lack of liquidity was impairing our ability to pay suppliers in a timely fashion. The result was an adverse affect on efficiencies, which included higher labour costs, higher freight charges and higher material costs.

We had an operating loss of $0.2 million before restructuring and other charges versus an operating profit of $2.6 million in the previous quarter, and a $2.8 million profit in the fourth quarter of last year. The decline from the previous quarter was driven by the lower gross profits and an increase in the S,G & A expenses related to our restructuring process.

Q4-03 Earnings call

The net loss on a GAAP basis was $2.6 million or $0.09 per share for the fourth quarter of 2003. This compares to net profit on a GAAP basis for the third quarter of 2003 of $2.6 million or $0.09 per share and a net loss on a GAAP basis of $24.5 million or $0.85 per share for the same period last year. The adjusted net loss, excluding the impact of restructuring and other charges, discontinued operations and the income tax effect, for the fourth quarter of 2003 was a loss of $1.6 million or $0.06 per share, compared to adjusted net earnings of $1.3 million or $0.05 per share for the previous quarter and $1.0 million or $0.04 per share for the same period last year.

Working capital usage decreased for the quarter due to an improvement in accounts receivable and inventory days driving cash cycle to 37 days in the current quarter from 45 days in the third quarter of 2003 and 32 days in the fourth quarter of 2002.

Accounts receivable was $41 million or 49 days, compared to $51 million or 60 days in the third quarter of 2003 and $57 million, or 49 days in the fourth quarter of 2002. The decrease in days over the 3rd quarter was driven by an increase in collections and the settlement of some past due receivables with a former customer.

Q4-03 Earnings call

Inventory was $31 million or 40 days, versus $35 million or 46 days in the third quarter of 2003 and $38 million or 36 days in the fourth quarter of 2002.

The Company generated approximately $4.5 million of cash from operations, which reflects the more efficient use of our working capital. This brought our net debt at the end of the quarter to $69.9 million versus the $74.3 million of third quarter.

On March 3rd, we announced the closing of a C$40 million special warrants transaction. The transaction closed into escrow awaiting shareholder approval before the funds are released. We anticipate mailing the proxy statement and annual report to shareholders in late-March, early April at which time we will indicate the exact timing for our annual meeting and thus, the shareholder vote.

Concurrent with shareholder approval and the releasing of the special warrant funds from escrow, we will enter into an agreement with a new, working capital lender for a revolver secured with our receivables and inventory. This revolver will provide us with additional liquidity sufficient to fund our customers growth for the foreseeable future. Our existing lenders will receive US$40 million in cash from the equity offering and the working capital revolver, and convert the remaining portion of their debt into $10 million of equity and to a two-tranche subordinated note with maturities in December 2007 and December, 2008. In laying out the timetable, it is our expectation that our annual meeting, and thus

Q4-03 Earnings call

the closing of all of the transactions, will be in early-May unless delayed due to the regulatory process.

On whole, we are pleased with how the company met the challenges presented by the quarter. The changes we have made to our capital structure will alleviate many of the inefficiencies that we endured during the quarter and we look forward to returning to more normalized relations with our suppliers and positioning the company for growth with our customers.

I will now turn the call over to Phil for his review of Operations;

Phil Woodard, Chief Operating Officer

Thanks Marwan,

During Q4 we started to change our focus from the operational restructuring initiatives of the last two years to preparing for growth going forward. We supported and maintained our revenue level experienced in Q3 through Q4 although tight vendor constraints provided challenges for the organization. As Marwan discussed, gross margins are off in the quarter do to higher costs of material acquisition and labour inefficiencies. Once our refinancing is complete we expect to return to achieve our goal of returning to margins similar to Q3 of 2003 as we progress thru the year.

Q4-03 Earnings call

Revenue distribution was roughly the same as Q3 with 50% industrial, 36% enterprise computing / networking and 14% communications. Currently we have opportunities we are developing with both existing and new customers that we would expect to announce in the coming months. We will also be investing in our business development organization to help build further growth opportunities. While we are optimistic in bringing on new business, it is tempered with knowledge that it does take two to three quarters to see the impact of this on the revenue line.

We continue to operate at just under 50% equipment utilization based on a full 7 day 24 hours per day operation, which provides capacity for growth at minimal incremental capital costs. Conversely reducing capacity would not yield significant incremental savings. Over the last two years we have rationalized 60% of our higher cost capacity leaving the balance of the equipment in more cost effective sites. This leaves us with an efficient footprint capable of running at industry leading gross margins and able to support significant growth.

I will turn this back over to John now;

John Caldwell

Thanks Phil.

Let me now share with you the status of our turnaround plan.

Q4-03 Earnings call

Phase I involved operational restructuring. This was completed in Q3 and involved capacity and headcount reductions of about 60 percent.

Phase II of our plan relates to refinancing our capital structure. With the closing of the transaction likely within the next sixty day, this phase will also be complete.

Our next phase will be to build a solid foundation to execute on our strategy for growth. This will be highlighted by clearly defining and focusing our strategy on sectors where we have a compelling value proposition for our customers and a clear competitive advantage. We also will be re-engineering and streamlining our processes as well as strengthening our capabilities. For example we intend to build on our sales and marketing group thru the expansion of our sales efforts and the utilization of a more robust marketing process. We also plan to announce shortly, the appointment of a new Senior Vice President Business Development.

Finally, in this phase we plan to make additional organizational changes to strengthen and supplement our management team. As we announced previously, we have a search underway for a new Chief Financial Officer. Marwan Kubursi has done a superb job as interim CFO and was instrumental in

Q4-03 Earnings call

our successful refinancing. Marwan plans to continue his career in investment banking but will assist us through a near term transition period.

As we progress through our turnaround plan we plan to recruit a new Chief Executive Officer. We would expect to make this appointment sometime later in 2004.

Finally, let me provide you with a sense of our outlook for 2004. Clearly, this will be a transition year as we build capabilities and position the company for growth. We are optimistic about our prospects, but because of the lead-times inherent in bringing on new customers we expect new customer programs will not ramp up until late in the fiscal year. Accordingly, we see revenue and earnings flat to modest growth for the year.